UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 12, 2009

CERADYNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-13059	33-0055414
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3169 Red Hill Avenue, Costa Mesa, CA	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 549-0421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index on page 4

Item 8.01	Other Events.
This Current Report on Form 8−K is being filed to update the historical financial statements of Ceradyne, Inc. (Company) included in its Annual Report on Form 10−K for the year ended December 31, 2008 (the 2008 Form 10−K) to reflect changes in the accounting treatment of the Companys 2.875% senior subordinated convertible notes due December 15, 2035 (the Notes).  These changes, which are described below, are required by Financial Accounting Standards Board Staff Position (FSP) No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP No. APB 14-1), which was issued in May 2008 and became effective for Ceradyne as of January 1, 2009.

FSP No. APB 14-1 specifies that issuers of convertible debt instruments that may be settled in cash upon conversion, such as the Notes, should separately account for the liability and equity components in a manner that will reflect the issuers nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The Company adopted FSP No. APB 14-1 as of January 1, 2009, and the adoption impacted the historical accounting for the Notes. The adoption of FSP No. APB 14-1 resulted in the following retrospective changes in long-term debt, debt issuance costs (included in other noncurrent assets), deferred tax liability, additional paid in capital and retained earnings:

(in Thousands)	Net Increase (Decrease)
	Long -Term Debt	Debt Issuance Costs	Deferred Tax Liability	Additional Paid In Capital	Retained Earnings
Allocation of long term debt proceeds and issuance costs to equity component on issuance date	$(29,261)	$(1,018)	$11,015	$17,228	$-
Cumulative retrospective impact from amortization of discount on liability component and debt issuance costs	3,414	204	(1,252)	-	(1,958)
Cumulative retrospective impact at January 1, 2007	(25,847)	(814)	9,763	17,228	(1,958)
Retrospective impact from amortization of discount on liablity component and debt issuance costs during the year	3,595	182	(1,331)	-	(2,082)
Cumulative retrospective impact at December 31, 2007	$(22,252)	$(632)	$8,432	$17,228	$(4,040)

The adoption of FSP No. APB 14-1 also resulted in increased interest expense of approximately $3.7 million in 2008, $3.4 million in 2007 and $3.1 million in 2006 and decreased net income by $2.3 million in 2008, $2.1 million in 2007 and $1.9 million in 2006. The retrospective impact to earnings per share was a decrease of $0.09 in 2008, $0.08 in 2007 and $0.07 in 2006.

As of December 31, 2008 and 2007, long-term debt and the equity component (recorded in additional paid in capital, net of income tax benefit) associated with the Notes, retrospectively changed in accordance with FSP No. APB 14-1, comprised the following (in thousands):

	December 31, 2008	December 31, 2007
Long-term debt
Principal amount	$121,000	$121,000
Unamortized discount	(18,369)	(22,252)
Net carrying amount	$102,631	$98,748

Equity component, net of income tax benefit	$17,228	17,228

As required by FSP No. APB 14-1, the Company has revised the presentation of its convertible debt, capitalized debt issuance costs and related interest expense associated with the Notes to reflect these changes and has retrospectively adjusted all comparative prior period information in the 2008 Form 10-K on this basis.  The Company is filing this Current Report on Form 8−K to reflect the impact of the adoption of this standard on previously issued financial statements. This will permit the Company to incorporate these financial statements by reference in future SEC filings.  The impact of the adoption of this standard is reflected and is set forth in the following sections of the Companys 2008 Form 10−K, which as revised are included as Exhibit 99.1 to this Current Report on Form 8-K.

Part II, Item 6. Selected Consolidated Financial Data,

Part II, Item 7. Managements Discussion and Analysis of Financial Condition and Results of Operations,

Part II, Item 8. Financial Statements and Supplementary Data

Part IV, Item 15(a). Financial Statements and

Exhibit 12. Calculation of Ratio of Earnings to Fixed Charges.

As this Current Report on Form 8-K is being filed only for the purpose described above, and only affects the Items specified above, the other information in the Companys 2008 Form 10-K remains unchanged.   No attempt has been made in this Current Report on Form 8-K to modify or update disclosures in the Companys 2008 Form 10-K except as described above.  This Current Report on Form 8-K does not reflect events occurring after the filing of the Companys 2008 Form 10-K or modify or update any related disclosures.  Information in the Companys 2008 Form 10-K not affected by this Current Report on Form 8-K is unchanged and reflects the disclosure made at the time of the filing of the original Companys 2008 Form 10-K with the Securities and Exchange Commission on February 24, 2009.  Accordingly, this Current Report on Form 8-K should be read in conjunction with the Companys 2008 Form 10-K and the Companys filings made with the Securities and Exchange Commission subsequent to the filing of the Companys 2008 Form 10-K, including any amendments to those filings.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
23	Consent of Independent Registered Public Accounting Firm.
99.1
The following portions of Ceradynes Annual Report on Form 10-K for the fiscal year ended December 31, 2008, updated to reflect the retrospective implementation of Financial Accounting Standards Board Staff Position No. APB 14-1: Item 6 (Selected Consolidated Financial Data), Item 7 (Managements Discussion and Analysis of Financial Condition and Results of Operations), Item 8 (Financial Statements and Supplementary Data), Item 15(a) (Financial Statements), and Exhibit 12 (Calculation of Ratio of Earnings to Fixed Charges).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERADYNE, INC.
June 12, 2009	By:	/s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
23	Consent of Independent Registered Public Accounting Firm.
99.1
The following portions of Ceradynes Annual Report on Form 10-K for the fiscal year ended December 31, 2008, updated to reflect the retrospective implementation of Financial Accounting Standards Board Staff Position No. APB 14-1: Item 6 (Selected Consolidated Financial Data), Item 7 (Managements Discussion and Analysis of Financial Condition and Results of Operations), Item 8 (Financial Statements and Supplementary Data), Item 15(a) (Financial Statements), and Exhibit 12 (Calculation of Ratio of Earnings to Fixed Charges).